News release
HP Reports First Quarter 2005 Results

	•	Record quarterly revenue of $21.5 billion, up 10% from a year earlier

Editorial Contacts: Robert Sherbin, HP +1 650 857 2381 robert.sherbin@hp.com	•	Non-GAAP operating profit of $1.3 billion, $0.37 earnings per share
HP Media Hotline +1 866 266 7272 pr@hp.com www.hp.com/go/newsroom	•	GAAP operating profit of $1.2 billion, $0.32 earnings per share
Hewlett-Packard Company 3000 Hanover Street Palo Alto, CA 94304 www.hp.com	•	Cash flow from operations of $1.6 billion
	•	Personal Systems operating margin of 2.1%; Imaging and Printing operating margin of 15.4%; Enterprise Storage and Servers operating margin of 1.8%; HP Services operating margin of 7.4%

PALO ALTO, Calif., Feb. 16, 2005 – HP today reported financial results for its first fiscal quarter ended Jan. 31, 2005. First quarter revenue increased 10% year-over-year to $21.5 billion.

Non-GAAP(1)     operating profit was $1.3 billion, with non-GAAP diluted earnings per share (EPS) of $0.37, up 6% from $0.35 in the prior-year period. Non-GAAP diluted EPS and non-GAAP net earnings for the first quarter reflect a $135 million adjustment on an after-tax basis, or $0.05 per diluted share. GAAP operating profit for the first quarter was $1.2 billion. GAAP diluted EPS was $0.32 per share, up 7% from $0.30 in the prior-year period.

	Q1 FY05	Q1 FY04	Y/Y
Revenue (billions)	$21.5	$19.5	10%
Non-GAAP operating margin(1)	6.2%	6.9%
GAAP operating margin	5.4%	5.9%
Non-GAAP diluted EPS(1)	$0.37	$0.35	6%
GAAP diluted EPS	$0.32	$0.30	7%

On Jan. 21, 2005, HP announced it had settled all ongoing patent litigation with Intergraph Corporation. This settlement had an impact of approximately $0.03 per share on first quarter 2005 GAAP and non-GAAP net earnings.

HP benefited during the quarter from a reduced non-GAAP tax rate of 13.3%, which reflects the tax impact of the Intergraph settlement and the resolution of prior-period tax items.

“HP had a solid first quarter, highlighted by strong growth and profit in our Personal Systems Group, strong revenue growth in our Services business and cash flow from operations of $1.6 billion,” said Robert Wayman, HP chief executive officer and chief financial officer.

“While we continue to make progress in growing our top line, there is work to be done to improve our profitability. As the board conducts a CEO search, our management team is focused on driving improved execution to serve our customers, strengthen our competitiveness and improve shareholder value,” Wayman said.

During the quarter, on a year-over-year basis, revenue in Europe, the Middle East and Africa (EMEA) grew 12% to $9.3 billion, in Americas grew 6% to $8.9 billion and in Asia Pacific/Japan grew 15% to $3.3 billion. On a consolidated basis, when adjusted for the effects of currency, first quarter 2005 revenue grew 5% year-over-year.

Imaging and Personal Systems Group

The Imaging and Personal Systems Group (IPSG), which was formed in mid-January, consists of the Personal Systems Group (PSG) and the Imaging and Printing Group (IPG). IPSG reported first quarter revenue of $12.9 billion, up 7% year-over-year. Operating profit for the first quarter totaled $1.1 billion, or 8.3% of revenue, compared to $1.0 billion, or 8.5% of revenue, in the prior-year period.

“The formation of the Imaging and Personal Systems Group provides us with a unique opportunity to leverage the strengths of both groups into one unified business,” said Vyomesh (VJ) Joshi, executive vice president, Imaging and Personal Systems Group, HP. “Today, our combined organization has a stronger focus on business and customer solutions that enables us to accelerate profitable growth and strengthen our market position.”

Personal Systems Group

PSG revenue grew 11% year-over-year to $6.9 billion. Unit shipments increased 12% year-over-year, reflecting stable average selling prices. On a year-over-year basis, desktop revenue increased 8%, notebook revenue grew 9% and handhelds revenue grew 15%. Revenue for commercial clients, which includes workstations, grew 11% over the prior-year period, while consumer clients revenue grew 7%. PSG reported an operating profit of $147 million, or 2.1% of revenue, up $86 million year-over-year.

Imaging and Printing Group

IPG posted quarterly revenue of $6.1 billion, up 3% year-over-year. On a year-over-year basis, supplies revenue grew 8%, fueled by strong growth in color printing. Commercial hardware revenue grew 4%, driven by strength in color laser, multi-function printers and digital press. Consumer hardware revenue decreased 13%. During the quarter, HP shipped 12 million printers. IPG reported an operating profit of $932 million, or 15.4% of revenue, down $35 million year-over-year.

Technology Solutions Group

The Technology Solutions Group (TSG) consists of Enterprise Storage and Servers, Software and HP Services. The group reported revenue of $8.1 billion, up 14% from the prior-year period. Operating profit for the quarter totaled $312 million, or 3.9% of revenue, down from $365 million, or 5.2% of revenue, year-over-year.

“TSG posted strong top line results for the quarter, but we continue to face ongoing margin pressure due to pricing and product mix, as well as costs associated with workforce reductions. We are actively managing our cost structure to achieve improved profitability,” said Ann Livermore, Executive Vice President, HP’s Technology Solutions Group. “In this highly competitive environment, I’m especially proud of the strong top line we achieved in HP Services, which continues to grow faster than the market and our leading competitors.”

Enterprise Storage and Servers

Enterprise Storage and Servers (ESS) reported revenue of $4.0 billion, up 9% over the prior-year period. On a year-over-year basis, industry-standard server revenue increased 19%, business-critical systems (BCS) revenue declined 2% and networked storage revenue was down 1%. Within BCS, HP-UX revenue growth of 3% year-over-year was more than offset by NonStop declines of 19% and ongoing declines in AlphaServer sales. ESS reported operating profit of $71 million for the quarter, or 1.8% of revenue, down from $153 million in the prior-year period.

HP Services

HP Services (HPS) revenue grew 20% year-over-year to a record $3.8 billion. On a year-over-year basis, Managed Services revenue grew 44%, Consulting and Integration grew 20% and Technology Services grew 14%. Operating profit was $281 million, or 7.4% of revenue, compared with $261 million in the prior-year period.

Software

Software reported quarterly revenue of $240 million, an increase of 18% year-over-year. HP OpenView revenue increased 16% year-over-year. HP OpenCall revenue was up 22%. Software reported an operating loss of $40 million, compared with a loss of $49 million in the prior-year period.

Financial Services

HP Financial Services (HPFS) reported revenue of $555 million, up 26% year-over-year. Finance volume, a leading indicator of future revenue, grew 25% over the prior-year period and net portfolio assets increased by 3% to $7.2 billion. Operating profit was $45 million, or 8.1% of revenue, up from $29 million in the prior-year period.

Asset management

Inventory ended the quarter at $7.1 billion, essentially flat sequentially and up $633 million year-over-year. Accounts receivable declined $1.6 billion sequentially and increased $344 million over the prior-year period to $8.7 billion. HP’s dividend payment of $0.08 per share in the first quarter resulted in a cash usage of $233 million. In addition, HP utilized $637 million of cash during the first quarter in connection with stock repurchases. HP exited the quarter with $13.6 billion in gross cash, which includes cash and cash equivalents of $13.3 billion and short- and certain long-term investments of $0.3 billion.

Outlook

HP estimates Q2 FY05 revenue will be in the range of $21.2 billion to $21.6 billion, with non-GAAP earnings per share in the range of $0.35 to $0.37.

The non-GAAP EPS expectations assume after-tax exclusion for charges of approximately $0.04 per share from amortization of purchased intangible assets.

More information on HP’s quarterly earnings, including additional financial analysis and an earnings overview presentation, is available on HP’s Investor Relations website at www.hp.com/hpinfo/investor/.

HP’s Q1 FY05 earnings conference call is accessible via an audio webcast at www.hp.com/hpinfo/investor/financials/quarters/2005/q1webcast.html.

About HP

HP is a technology solutions provider to consumers, businesses and institutions globally. The company’s offerings span IT infrastructure, global services, business and home computing, and imaging and printing. For the four fiscal quarters ended Jan. 31, 2005, HP revenue totaled $81.8 billion. More information about HP (NYSE, Nasdaq: HPQ) is available at www.hp.com.

(1)     All non-GAAP numbers have been adjusted to exclude certain items. A reconciliation of specific adjustments to GAAP results for this quarter and the prior periods is included in the table below titled: “Non-GAAP Consolidated Condensed Statements of Earnings.” A description of HP’s use of non-GAAP information is provided under “Use of Non-GAAP Financial Information.”

Use of Non-GAAP Financial Information

To supplement the company’s consolidated condensed financial statements presented on a GAAP basis, HP uses non-GAAP additional measures of operating results, net earnings and earnings per share adjusted to exclude certain costs, expenses, gains or losses it believes appropriate to enhance an overall understanding of HP’s past financial performance and also its prospects for the future. These adjustments to HP’s GAAP results are made with the intent of providing both management and investors a more complete understanding of the underlying operational results and trends and the company’s marketplace performance. For example, the non-GAAP results are an indication of HP’s baseline performance before gains, losses or other charges that are considered by management to be outside of the company’s core business segment operational results. In addition, these non-GAAP results are among the primary indicators management uses as a basis for planning and forecasting future periods. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net earnings or diluted earnings per share prepared in accordance with generally accepted accounting principles in the United States.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks, uncertainties and assumptions. If the risks or uncertainties ever materialize or the assumptions prove incorrect, the results of Hewlett-Packard Company and its consolidated subsidiaries (“HP”) may differ materially from those expressed or implied by such forward-looking statements and assumptions. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including but not limited to any projections of earnings, revenue, expenses, cash repatriation, margins or other financial items; any statements of the plans, strategies, and objectives of management for future operations, including the execution of restructuring plans and remediation of execution issues; any statements regarding management and organizational structure; any statements concerning the expected development, performance or market share relating to products or services; any statements regarding future economic conditions or performance; any statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. Risks, uncertainties and assumptions include macroeconomic and geopolitical trends and events; the outcome of pending legislation; execution and performance of contracts by suppliers, customers and partners; disruptions in relationships with customers, suppliers and partners resulting from management transition; employee management issues; the challenge of managing asset levels, including inventory; the difficulty of aligning expense levels with revenue changes; assumptions related to pension and other post-retirement costs; and other risks that are described from time to time in HP’s Securities and Exchange Commission reports, including but not limited to the risks described in HP’s Annual Report on Form 10-K for the fiscal year ended October 31, 2004 and subsequently filed reports. HP assumes no obligation and does not intend to update these forward-looking statements.

HEWLETT-PACKARD COMPANY AND SUBSIDIARIES
NON-GAAP CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS
Excluding adjustments itemized below
(Unaudited)
(In millions except per share amounts)

	Three months ended
	January 31, 2005	October 31, 2004(a)	January 31, 2004(a)
Net revenue	$21,454	$21,389	$19,514

Costs and expenses:
Cost of sales	16,537	16,393	14,691
Research and development	878	873	889
Selling, general and administrative	2,704	2,632	2,578

Total costs and expenses	20,119	19,898	18,158

Non-GAAP earnings from operations	1,335	1,491	1,356

Interest and other, net	25	2	11
Dispute settlement	(116)	--	--

Non-GAAP earnings before taxes	1,244	1,493	1,367

Provision for taxes	166	266	287

Non-GAAP net earnings	$1,078	$1,227	$1,080

Non-GAAP net earnings per share:
Basic	$0.37	$0.41	$0.35
Diluted	$0.37	$0.41	$0.35

Weighted-average shares used to compute non-GAAP
net earnings per share:
Basic	2,908	2,968	3,050
Diluted	2,936	2,991	3,088

An itemized reconciliation between net earnings on a GAAP basis and non-GAAP basis is as follows:

GAAP net earnings	$943	$1,091	$936

Amortization of purchased intangible assets	167	165	144
Restructuring charges	3	13	54
Acquisition-related charges	--	24	15

Total non-GAAP adjustments to earnings
from operations	170	202	213

Losses (gains) on investments	24	1	(9)
Income tax effect of reconciling items	(59)	(67)	(60)

Non-GAAP net earnings	$1,078	$1,227	$1,080

(a)	Certain reclassifications have been made to prior year amounts in order to conform to the current year presentation.

HEWLETT-PACKARD COMPANY AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)
(In millions)

	Three months ended
	January 31, 2005	January 31, 2004
Cash flows from operating activities:
Net earnings	$943	$936
Adjustments to reconcile net earnings to
net cash provided by operating activities:
Depreciation and amortization	612	565
Provision for bad debt and inventory	133	94
Losses (gains) on investments	24	(9)
Acquisition-related charges	--	15
Restructuring charges	3	54
Deferred taxes on earnings	230	101
Other, net	(23)	70

Changes in assets and liabilities:
Accounts and financing receivables	1,598	667
Inventory	(198)	(520)
Accounts payable	(1,143)	(2,317)
Taxes on earnings	(281)	(102)
Other assets and liabilities	(281)	865
Restructuring	(59)	(271)

Net cash provided by operating activities	1,558	148

Cash flows from investing activities:
Investment in property, plant and
equipment, net	(575)	(425)
Proceeds from sale of property,
plant and equipment	156	132
Purchases of investments	(215)	(214)
Maturities and sales of investments	230	432
Net cash paid for business acquisitions,	(7)	(224)
net of acquisition costs

Net cash used in investing activities	(411)	(299)

Cash flows from financing activities:
Increase (decrease) in notes payable and
short-term borrowings, net	111	(89)
Issuance of long-term debt	--	9
Payment of long-term debt	(11)	(151)
Issuance of common stock under employee plans	262	270
Repurchase of common stock	(637)	(256)
Dividends	(233)	(244)

Net cash used in financing activities	(508)	(461)

Increase (decrease) in cash and cash equivalents	639	(612)
Cash and cash equivalents at beginning of period	12,663	14,188

Cash and cash equivalents at end of period	$13,302	$13,576

HEWLETT-PACKARD COMPANY AND SUBSIDIARIES
SEGMENT / BUSINESS UNIT INFORMATION
(Unaudited)
(In millions)

	Three months ended
	January 31, 2005	October 31, 2004	January 31, 2004
Net revenue:(a)

Commercial Hardware	$1,611	$1,706	$1,547
Consumer Hardware	1,114	1,239	1,276
Supplies	3,272	3,528	3,026
Other	70	70	61

Imaging and Printing Group	6,067	6,543	5,910

Desktops	3,802	3,619	3,516
Notebooks	2,338	2,267	2,142
Workstations	285	273	235
Handhelds	290	273	253
Other	158	108	41

Personal Systems Group	6,873	6,540	6,187

Imaging and Personal Systems Group	12,940	13,083	12,097

Business Critical Systems	899	1,044	915
Industry Standard Servers	2,328	2,237	1,959
Storage	820	799	827
Other	--	--	(1)

Enterprise Storage and Servers	4,047	4,080	3,700

OpenView	154	172	133
OpenCall & Other	86	108	70

Software	240	280	203

Technology Services	2,389	2,332	2,090
Managed Services	754	693	524
Consulting & Integration	672	659	560
Other	--	(3)	2

HP Services	3,815	3,681	3,176

Technology Solutions Group	8,102	8,041	7,079

Financing	555	497	441
Corporate Investments	115	119	103

Total segments	21,712	21,740	19,720

Eliminations of intersegment
net revenue and other	(258)	(351)	(206)

Total HP Consolidated	$21,454	$21,389	$19,514

(a)	HP has added an aggregation of HP’s Personal Systems Group and Imaging and Printing Group to provide a supplementary view of HP’s business. In addition, HP has reflected certain fiscal 2005 organizational realignments on a backward-looking basis to provide improved visibility and comparability. In any given quarter, no segment's operating profit changed more than $8 million as a result of these realignments, with typical movements ranging from $3 million to $5 million.

© 2005 Hewlett-Packard Development Company, L.P. The information contained herein is subject to change without notice. HP shall not be liable for technical or editorial errors or omissions contained herein.

2/2005